Exhibit 99.1

Aegion Corporation Secures Successful Credit Facility Amendment,

Resulting in Projected 2021 Annual Interest Savings of Nearly $4 Million

ST. LOUIS, November 30, 2020 (GLOBE NEWSWIRE) – Aegion Corporation (NASDAQ:AEGN) today announced the successful completion of an amendment to its senior secured credit facility, resulting in significant annual interest savings while continuing to ensure ample liquidity.

In April 2020, the Company completed a credit facility amendment that provided increased borrowing capacity and expanded covenant flexibility in exchange for higher rates, as a proactive liquidity measure to weather the significant uncertainty at the onset of the COVID-19 pandemic. Based on the Company’s strong performance in recent months as well as management’s confidence in future cash flows, the new amendment secures more favorable rates while still ensuring flexibility to manage through downside risks.

The amendment is projected to result in nearly $4 million in interest savings in 2021 on expected term loan borrowings, compared to the previous amendment, based on the Company’s projected consolidated leverage ratios. Under the revised covenant structure, the Company projects to have significant potential borrowing capacity on the revolving line of credit in 2021.

Among key components of the amendment:

●	The credit facility consists of a $175 million revolving line of credit and a $228 million term loan facility, each with a maturity date in February 2023, which remain unchanged.
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Interest is charged at the British Bankers’ Association LIBOR rate plus an applicable rate ranging from 1.25% to 3.25% depending on the Company’s consolidated leverage ratio. The amended facility also provides a 25 basis-point floor for the base LIBOR rate, a reduction of 50 basis points from the April amendment.

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Revised financial covenants include: 1) a consolidated financial leverage ratio not to exceed 3.50 to 1.00 at December 31, 2020, 3.25 to 1.00 at March 31, 2021, and not more than 3.00 to 1.00 beginning with the quarter ending June 30, 2021; and 2) a consolidated fixed charge coverage ratio of not less than 1.15 to 1.00 at December 31, 2020, increasing to 1.20 to 1.00 at March 31, 2021 and 1.25 to 1.00 beginning with the quarter ending June 30, 2021.

Charles R. Gordon, Aegion’s President and CEO, said, “This successful amendment is a testament to Aegion’s strong earnings and cash flow generation through the global pandemic – with projections for continued momentum going forward. The longstanding relationships with our lending group allowed us to achieve a more-optimal rate structure, while maintaining flexibility to manage the business. We remain very pleased with our balance sheet and liquidity position – the strongest in the last several years – and believe they will be enablers for earnings growth over the next 12 to 24 months.”

About Aegion Corporation (NASDAQ: AEGN)

Aegion combines innovative technologies with market-leading expertise to maintain, rehabilitate and strengthen infrastructure around the world. Since 1971, the Company has played a pioneering role in finding transformational solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. Aegion also maintains the efficient operation of refineries and other industrial facilities. Aegion is committed to Stronger. Safer. Infrastructure.®

More information about Aegion can be found at www.aegion.com.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Aegion’s forward-looking statements in this news release represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to Aegion and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of Aegion’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 2, 2020, and in subsequently filed documents, and, in particular, the impact of the current COVID-19 virus outbreak and the evolving response thereto. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, Aegion’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, Aegion does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by Aegion from time to time in Aegion’s filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by Aegion in this news release are qualified by these cautionary statements.

Aegion® and the Aegion® logo are the registered trademarks of Aegion Corporation and its affiliates.

For more information, contact:
Katie Cason

Senior Vice President, Strategy and Communications

636-530-8000 | kcason@aegion.com